UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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RAND LOGISTICS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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On September 22, 2014, Rand Logistics, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K announcing the entry by the Company into an agreement with JWEST, LLC terminating the pending proxy contest with respect to the election of directors to the Company’s board of directors at the Company’s 2014 Annual Meeting of Stockholders.  The disclosure included in the Form 8-K filing with respect to the settlement agreement is provided below.  A copy of the settlement agreement has been filed as an exhibit to the Form 8-K.  The Company intends to file with the SEC a supplement to its definitive proxy statement in connection with its 2014 Annual Meeting of Stockholders that reflects the terms of the settlement.

Important Additional Information

On September 22, 2014, Rand Logistics, Inc. (the “Company”) entered into an agreement (the “Settlement Agreement”) with JWEST, LLC (“JWEST”), that terminates the pending proxy contest with respect to the election of two directors to the Company’s board of directors (the “Board”) at the Company’s 2014 annual meeting of stockholders (the “Annual Meeting”).

Pursuant to the Settlement Agreement, the Company has agreed, among other things, to take the following actions before the Annual Meeting: (i) appoint Laurence S. Levy, the Executive Chairman of the Company, as the Executive Vice Chairman of the Company and reduce his compensation for the remainder of the fiscal year ending March 31, 2015; (ii) appoint Edward Levy, the President of the Company, as the Chief Executive Officer of the Company; (iii) appoint Michael D. Lundin, the Lead Independent Director of the Board, as the Chairman of the Board; (iv) remove Jonathan Brodie from the Company’s slate of nominees for election as directors of the Company at the Annual Meeting; and (v) include Jonathan R. Evans on the Company’s slate of nominees for election as directors of the Company at the Annual Meeting.  Additionally, the Company agreed that upon Mr. Evans’s election to the Board, the Company would appoint him as a member of the Compensation Committee of the Board.  In addition to Mr. Evans, the Board’s slate of nominees for election as directors of the Company at the Annual Meeting will include John Binion (together with Mr. Evans, the “New Company Nominees.”)

The Settlement Agreement also provides that the Company (i) will not renew that certain Reimbursement Agreement, dated as of June 12, 2013, by and among the Company, Rand Finance Corp. and Hyde Park Real Estate, LLC upon its expiration and (ii) will, within three months of the Annual Meeting, expand the Board to seven directors from its current size of six directors and fill the resulting vacancy with an additional independent director.

Pursuant to the Settlement Agreement, JWEST agreed, among other things, (i) to cease, and cause its affiliates, associates and representatives to cease, any and all proxy solicitation activities with respect to the Annual Meeting; (ii) not to vote, deliver or otherwise use any proxies that may have been received pursuant to any such solicitation activities; and (iii) to cause all shares of Company common stock which it is entitled to vote at the Annual Meeting to be present, in person or by proxy, at the Annual Meeting and to vote in favor of the election of each of the New Company Nominees.